Exhibit 10.28

August 8, 2006

Cathleen P. Davis

Re: Amended Employment Terms

Dear Cathy,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) has offered you the position of Vice President, Finance and Controller beginning on August 8, 2006 on the following terms:

You will report to Michael S. Ostrach, our Chief Operating Officer and General Counsel and will continue to work at our facility located at 1300 Seaport Blvd., 5th Floor, Redwood City, CA 94063. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Beginning August 15, 2006, your compensation will be $17,500 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible for standard Company benefits as outlined on the attached Employee Benefits Program summary. The Company may modify compensation and benefits from time to time as it deems necessary.

Your existing stock option to purchase 40,000 shares of the Company’s common stock, par value $0.001 per share, at a price of $12.45 per share, issued upon the commencement of your employment on July 22, 2005, vested as to 1/4th of the shares on July 22, 2006, and will continue to vest as to 1/48th of the shares per month for the remaining three years, provided you continue to be employed by the Company. Your existing stock option to purchase 25,000 shares of the Company’s common stock, par value $0.001 per share, at a price of $14.04 per share, which began to vest on January 1, 2006, will continue to vest as to 1/48th of the shares per month for four years, provided you continue to be employed the Company. The terms and conditions of such incentive stock options will remain unchanged as a result of this letter.

You will be expected to continue to abide by the Company’s policies regarding the use or disclosure any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to continue to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You continue to agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

This letter, together with your existing Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements, offer letters or promises made to you by anyone, whether oral or written, including your prior Offer Letter dated July 22, 2005. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals, Inc. under the terms described above. Should you have any questions, please contact me at 650.474.8200.

We look forward to continuing our productive and enjoyable work relationship.

Sincerely,

/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

Accepted:

/s/ Cathleen P Davis	August 8, 2006
Cathleen P. Davis	Date